EXHIBIT 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of September 28, 2009 (the “Effective Date”) by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), and Harris Goodman in his capacity as the Stockholder Representative on behalf of the Company Securityholders. This Amendment amends that certain Agreement and Plan of Merger made and entered into as of December 9, 2008 by and among Parent, Descartes Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, Dow Pharmaceutical Sciences, Inc., a Delaware corporation (the “Company”), and Harris Goodman in his capacity as the Stockholder Representative (the “Agreement”). All capitalized terms that are used in this Amendment and not defined herein shall have the respective meanings ascribed thereto in the Agreement.
RECITALS
     A. Pursuant to Section 10.13(a) of the Agreement, the Stockholder Representative has been appointed attorney in fact for the Company Securitityholders with full power of substitution, to act in the name, place and stead of the Company Securityholders for purposes of executing any documents and taking any actions that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of the Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Article 9 of the Agreement or under the Escrow Agreement or with respect to Milestone Payments, the IDP-111 Royalty Amount and the IDP-111 Deferral Amount.
     B. Pursuant to Section 10.13(b) of the Agreement, the Stockholder Representative has been granted by the Company Stockholders and the holders of Company Stock Options full authority to execute, deliver, acknowledge, certify and file with respect to the Indemnity Escrow Fund, Milestone Payments, the IDP-111 Royalty Amount, the IDP-111 Deferral Amount or otherwise on behalf of the Company Securityholders (in the name of any or all of the Company Securityholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Agreement, the Escrow Agreement and any other contract or document executed in connection with the transactions thereby.
     C. Parent and the Stockholder Representative deem it advisable to amend the Agreement to provide for the matters hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
AGREEMENT
1. Buyout Payment.

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     (a) Parent hereby agrees to pay the Company Securityholders ONE HUNDRED FIFTEEN MILLION U.S. DOLLARS (U.S.$115,000,000) (the “Cash Payment”). Within five (5) Business Days of the Effective Date, Parent will deposit with the Paying Agent a one-time payment, in immediately available funds, in an amount equal to the Cash Payment, subject to Section 2(b) below.
     (b) Parent hereby agrees to release the Indemnity Escrow Fund to the Company Securityholders. Within five (5) Business Days of the Effective Date, the Parent and the Stockholder Representative will jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Paying Agent the Indemnity Escrow Fund, consisting of THIRTY-FIVE MILLION U.S. DOLLARS (U.S.$35,000,000) plus any interest accrued or income otherwise earned thereon as of the Effective Date (collectively with the Cash Payment, the “Buyout Payment”).
2. Withholding.
     (a) Paying Agent, on behalf of Parent, shall be entitled to deduct and withhold from the Buyout Payment to any Company Securityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law.
     (b) Parent may withhold from the amount of the Buyout Payment it deposits with or releases to Paying Agent, as applicable, pursuant to Section 1 above, such portion of the Buyout Payment as is payable to holders of cancelled Company Stock Options with respect to whom Parent or any of its Affiliates is obligated to collect withholding taxes, provided that, following the collection of such applicable witholding taxes, Parent (or its Affiliates, as applicable) shall distribute to such holders of cancelled Company Stock Options the amounts remaining after such taxes are collected.
3. No Further Obligations.
     (a) Notwithstanding anything to the contrary in the Agreement or any other agreement or document delivered pursuant thereto or in connection therewith (collectively, the “Related Agreements”), as of the Effective Date, no party to the Agreement shall have any further obligations to observe, perform or abide by, any restriction, covenant, obligation, representation, warranty or other provision contained in the Agreement or the Related Agreements, including but not limited to obligations for payment or indemnification, except for (i) covenants and obligations pursuant to Sections 2.3(c) and 6.5 of the Agreement, (ii) the Retention Bonus Plan (as defined below), (iii) the Employment and Noncompetition Agreements, (iv) [**]. (v) [**], (vi) the Retention Escrow Agreement, (vii) and the Paying Agent Agreement.
     (b) As of the Effective Date, Parent agrees that any and all outstanding Notices of Claim are hereby withdrawn and terminated and no Parent Indemnitee shall have any right to submit a Notice of Claim for indemnification.
4. Release of Parent. This Amendment, together with the Buyout Payment, shall be and hereby is in full satisfaction of any and all past, present and future payment obligations of the Parent under the Agreement, including but not limited to any and all Milestone Payments under Section 2.10, and IDP-111 Royalty Payments under Section 2.11. The Parent and its Affiliates, and the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of Parent and each of its Affiliates of Parent hereby are fully and forever released and absolutely, irrevocably and unconditionally discharged from any and all claims for payment for any reason under the Agreement, except for any breach of any Parent representation, warranty, agreement or obligation made solely under this Amendment and not under the Agreement by Parent.

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5. Release of Company Securityholders. The Amendment shall be and hereby is in full satisfaction of any and all past, present and future indemnification obligations of the Company Securityholders under the Agreement, including but not limited to any all indemnification obligations under Article 9. The Company Securityholders, each other affiliate of a Company Securityholder, and the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of each Company Securityholder and each other affiliate of a Company Securityholder, hereby are fully and forever released and absolutely, irrevocably and unconditionally discharged from any and all claims for indemnification under the Agreement, except for any breach of any representation, warranty, agreement or obligation made solely under this Amendment and not under the Agreement by any Company Securityholder or the Stockholder Representative.
6. Civil Code §1542. Each of Parent and its Affiliates (each, a “Releasor”) (a) represents, warrants and acknowledges that such Releasor has been fully advised by its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:
     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     Each Releasor also hereby waives the benefits of, and any rights such Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.
7. Representation and Covenant of Stockholder Representative. The Stockholder Representative hereby represents and warrants that, as of the Effective Date, (i) Exhibit A is a true and complete copy of the 2008 Employee Retention Bonus Plan of the Company (“Retention Bonus Plan”), with a Retention Pool (as defined in the Retention Bonus Plan) of $[**] (the “Maximum Aggregate Payment Amount”); and (ii) Exhibit B sets forth a true and complete list of any and all Retention Bonuses paid or payable to a Participant (each as defined in the Retention Bonus Plan) under the Retention Bonus Plan, plus (A) an amount equal to $50,000 to be disbursed out of the Retention Escrow Amount as additional consideration to Harris Goodman for his services as Stockholder Representative, as approved by the Company Stockholders, (B) an amount equal to $40,000 to be disbursed out of the Retention Escrow Amount as additional consideration to Raymond W. Anderson, and (C) such amount as shall be directed by the Stockholder Representative to pay the fees and costs of legal counsel for the Company Securityholders and the costs and fees of the Paying Agent. The Stockholder Representative further covenants that after the Effective Date, he shall not modify the Retention Bonus Plan or take any other action, in either case that results in any obligation to pay Retention Bonuses, fees and any other amounts related to or arising from the Retention Bonus Plan that, when taken together with the obligations related to or arising from the Retention Bonus Plan as of the Effective Date, would exceed the Maximum Aggregate Payment Amount.
8. Authority of Parent. The Parent has the requisite power and authority to enter into this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent. This Amendment has been duly executed and delivered by the Parent and, assuming due authorization, execution and delivery by the Stockholder Representative, constitutes the valid and binding obligation of the Parent.

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9. Authority of Stockholder Representative. The execution and delivery of this Amendment by the Stockholder Representative and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company Stockholders. This Amendment has been duly executed and delivered by the Stockholder Representative and, assuming due authorization, execution and delivery by the Parent, constitutes the valid and binding obligation of the Stockholder Representative.
10. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or portable document format (.PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
11. No Other Amendment. Except as modified by this Amendment, the Agreement shall remain in full force and effect in all respects without any modification.
12. Severability. In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
13. Titles. All titles used in this Amendment are used for convenience only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment
14. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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     IN WITNESS WHEREOF, Parent and the Stockholder Representative have executed, or caused this Amendment to be executed, all as of the date first written above.

PARENT: VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ J. Michael Pearson
	Name:	J. Michael Pearson
	Title:	Chairman and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE: HARRIS GOODMAN In his Capacity as the Stockholder Representative on behalf of the Company Securityholders
By:	/s/ Harris Goodman
	Name:	Harris Goodman

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